Exhibit 4.4

ANESIVA, INC.

SECOND SUPPLEMENTAL INDENTURE

Dated as of April 28, 2009

To

INDENTURE

Dated as of April 2, 2009

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.

Trustee

i

SECOND SUPPLEMENTAL INDENTURE (this “Second Supplemental Indenture”), dated as of April 28, 2009 by and between Anesiva, Inc., a Delaware corporation (the “Company”), and The Bank of New York Mellon Trust Company, N.A., a national banking association, as trustee (the “Trustee”).

The Company has heretofore executed and delivered to the Trustee an indenture, dated as April 2, 2009 (the “Base Indenture”) providing for the issuance from time to time of one or more series of Securities.

The Company has heretofore executed and delivered to the Trustee an amendment and supplemental indenture, dated as of April 2, 2009 (the “First Supplemental Indenture,” and together with the Base Indenture, the “Indenture”), providing for (i) certain amendments to the Base Indenture as provided therein, and, immediately thereafter, (ii) provide for the issuance of and establish the form and terms and conditions of the 7.00% Senior Notes due 2010.

The Company desires and has requested the Trustee pursuant to Sections 7.1(a) and 7.1(g) of the First Supplemental Indenture to join with it in the execution and delivery of this Second Supplemental Indenture in order to cure certain ambiguities and defects and to conform the Indenture to the Description of Notes contained in the Prospectus.

The execution and delivery of this Second Supplemental Indenture has been duly authorized by a resolution of the Board of Directors of the Company or a duly authorized committee thereof.

All conditions and requirements necessary to make this Second Supplemental Indenture a valid, binding and legal instrument in accordance with its terms have been performed and fulfilled by the parties hereto and the execution and delivery thereof have been in all respects duly authorized by the parties hereto.

In consideration of the foregoing, the Company and the Trustee agree as follows:

ARTICLE 1.

AMENDMENTS TO THE INDENTURE

Section 1.1     Relationship with Indenture.

The terms and provisions contained herein will amend the Indenture (as amended hereby) in respect of the Notes. References to “this Supplemental Indenture” in the First Supplemental Indenture and the Notes shall be deemed to be references to the First Supplemental Indenture as amended by this Second Supplemental Indenture. To the extent any provision of the Indenture applicable to the Notes conflicts with the express provisions of this Second Supplemental Indenture, the provisions of this Second Supplemental Indenture will govern and be controlling.

The Trustee accepts the amendment of the Indenture effected by this Second Supplemental Indenture and agrees to execute the trust created by the Indenture as hereby amended; provided that the Trustee will not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Company, or for or with respect to (1) the validity or sufficiency of this Second Supplemental Indenture or any of the terms or provisions hereof, (2) the proper authorization hereof by the Company, (3) the due execution hereof by the Company or (4) the consequences (direct or indirect and whether deliberate or inadvertent) of any amendment herein provided for, and the Trustee makes no representation with respect to any such matters.

Capitalized terms used herein and not otherwise defined herein shall have the meanings given to such terms in the Indenture.

Section 1.2     Amendments to Definitions

(a) The section reference in the second sentence of Section 2.3 of the First Supplemental Indenture shall be replaced with “Section 2.3”.

(b) The definitions of “Additional Notes,” “Definitive Notes”, “Global Notes” and “Global Note Legend” shall be deleted from the First Supplemental Indenture and replaced in their entirety with the following definitions:

“Additional Notes” means any Notes (other than the Initial Notes) issued under this Supplemental Indenture in accordance with Section 3.3 of this Supplemental Indenture, as part of the same Series as the Initial Notes.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with the terms of Article 3 of this Supplemental Indenture, substantially in the form of Exhibit A to this Supplemental Indenture except that such Note will not bear the Global Note Legend.

“Global Notes” means, individually and collectively, each of the Global Notes, in the form of Exhibit A to this Supplemental Indenture issued in accordance with Article 3 of the Supplemental Indenture.

“Global Note Legend” means the legend set forth in Section 3.2(e), which is required to be placed on all Global Notes issued under this Supplemental Indenture.

“Initial Notes” means up to $3,000,000 aggregate principal amount of Notes issued under this Supplemental Indenture upon the exercise of the rights issued to the Company’s stockholders pursuant to the Rights Offering.

(c) The term “Voting Securities” used in the definition of “Change of Control” shall be replaced with the term “Voting Stock”. In addition, clause (c) of the definition of “Change in Control” shall be replaced with the following clause: “repayment of the amounts due under the 2009 Senior Securities;”.

(d) The following definitions shall be added:

“Interest Accrual Date” means, in the case of the Initial Notes, April 28, 2009, and in the case of any Additional Notes, the date of issuance for such Additional Notes.

“Stated Maturity” means the maturity date of the Notes set forth on the first page thereof.

Section 1.3     Amendments to Other Definitions.

The table set forth in Section 2.4 of the First Supplemental Indenture is hereby replaced with the following table (with section reference referring to sections in the First Supplemental Indenture):

Term	Defined in Section
“Company Notice”	5.2
“DTC”	3.1
“Event of Default”	6.1
“Global Note Custodian”	3.1
“Notes”	3.1
“Repurchase Date”	5.1
“Repurchase Right”	5.1

Section 1.4     Amendments to Section 3.2

References to “Section 3.3” in Section 3.2 of the First Supplemental Indenture, including such reference in the Global Note Legend, shall be replaced with references to “Section 3.2”.

Section 1.5     Amendment to Section 3.3

The first sentence of Section 3.3 of the First Supplemental Indenture shall be replaced in its entirety with the following:

The Trustee shall authenticate and deliver the Initial Notes for original issue in connection with the exercise of the rights issued to the Company’s stockholders pursuant to the Rights Offering upon the request of the Company for the authentication and delivery thereof and satisfaction of the provisions of Section 2.04 of the Base Indenture.

Section 1.6     Amendments to Section 6.1(a)(2)

The reference to “Section 6.2” in Section 6.1(a)(2) of the First Supplemental Indenture shall be replaced with a reference to “Section 5.2”.

Section 1.7     Amendment to Section 7.2

The reference to “this Section 7.1” in the clause (e) of Section 7.2 of the First Supplemental Indenture shall be replaced with a reference to “this Section 7.2”.

Section 1.8     Amendment to the Form of Note

(a) Section 1 of the form of the Note attached as Exhibit A to the First Supplemental Indenture shall be replaced in its entirety with the following paragraph:

INTEREST. Anesiva, Inc., a Delaware corporation (the “Company”), promises to pay interest on the principal amount of this Note at 7% per annum from the Interest Accrual Date until Maturity; provided that upon the occurrence and during the continuance of an Event of Default, the interest rate shall increase to 14% per annum. Accrued interest will be payable at Maturity. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the Interest Accrual Date. The Company will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the rate equal to the then applicable interest rate on the Notes to the extent lawful; it will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest at the same rate to the extent lawful. Interest will be computed on the basis of a 360-day year of twelve 30-day months. All dollar amounts resulting from this calculation will be rounded to the nearest cent.

(b) Section 4 of the form of the Note attached as Exhibit A to the First Supplemental Indenture shall be replaced in its entirety with the following paragraph:

INDENTURE. This Note is one of a duly authenticated Series of securities of the Company issued and to be issued in one or more Series under an indenture (the “Base Indenture”), dated as of April 2, 2009 between the Company and the Trustee, as amended by the Supplemental Indenture, dated as of April 2, 2009, between the Company and the Trustee (the “First Supplemental Indenture”) and as further amended by the Second Supplemental Indenture, dated as of April 28, 2009, between the Company and the Trustee (the “Second Supplemental Indenture”; First Supplemental Indenture, as amended by the Second Supplemental Indenture, the “Supplemental Indenture”, and the the Base Indenture, together with the Supplemental Indenture, the “Indenture”). The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (15 U.S. Code Sections 77aaa-77bbbb). The Notes are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture will govern and be controlling, and to the extent any provision of the Base Indenture conflicts with the express provisions of the Supplemental Indenture, the provisions of the Supplemental Indenture will govern and be controlling. The Company will be entitled to issue Additional Notes pursuant to Section 3.3 of the Supplemental Indenture.

Section 1.9     Denominations.

Notwithstanding Section 2.03 of the Base Indenture, the Notes shall be issued as registered Securities in such denominations as specified by the Company.

ARTICLE 2.

MISCELLANEOUS

Section 2.1     Trust Indenture Act Controls.

If any provision of this Second Supplemental Indenture limits, qualifies or conflicts with another provision which is required or deemed to be included in this Second Supplemental Indenture by the TIA, such required or deemed provision shall control.

Section 2.2     Governing Law.

NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THE BASE INDENTURE, THE BASE INDENTURE, THE FIRST SUPPLEMENTAL INDENTURE, THIS SECOND SUPPLEMENTAL INDENTURE AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CALIFORNIA APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN SUCH STATE, WITHOUT REGARD TO THE CONFLICT OF LAWS PROVISIONS THEREOF.

Section 2.3     Successors.

All agreements of the Company in this Second Supplemental Indenture and the Notes will bind its successors. All agreements of the Trustee in this Second Supplemental Indenture will bind its successors.

Section 2.4     Severability.

In case any provision in this Second Supplemental Indenture or in the Notes will be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

Section 2.5     Counterpart Originals.

This Second Supplemental Indenture may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

Section 2.6     Table of Contents, Headings, Etc.

The Table of Contents and headings of the Articles and Sections of this Second Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Second Supplemental Indenture and will in no way modify or restrict any of the terms or provisions hereof.

[Signatures on following page]

SIGNATURES

Dated as of April 28, 2009

ANESIVA, INC.

By:	/s/ John H. Tran
Name:	John H. Tran
Title:	VP, Finance & Chief Accounting Officer

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:	/s/ Melonee Young
Name:	Melonee Young
Title:	Vice President

[Signature Page to Second Supplemental Indenture]